Exhibit 3.28

ARTICLES OF INCORPORATION

OF

NEOCOM SOLUTIONS, INC.

I.

The name of the corporation is NEOCOM SOLUTIONS, INC.

II.

NEOCOM SOLUTIONS, INC. is organized pursuant to the provisions of the Georgia Business Corporation Code.

III.

The corporation shall not commence business until it shall have received not less than $500.00 in payment of issuance of shares of stock.

IV.

The corporation is a corporation for profit and is organized for the following purposes: GENERAL CONSTRUCTION and anything that may be necessary, proper, useful or incidental in carrying out this business and to engage in any lawful business or activities related thereto; and to engage in any lawful act or activity for which corporations may be organized under the Georgia Corporation Code.

In addition to, but not in limitation of the general powers conferred by law, petitioner desires for said corporation the power to provide for pension, retirement or similar aid to its officers or employees; to compensate its officers or employees by bonuses or other forms of retroactive payments; the power to enter into partnerships, joint ventures and associations; the power to borrow money, issue bonds, promissory notes and other obligations and evidence of indebtedness and to secure the same by mortgage, pledge or otherwise.

V.

The corporation shall have perpetual duration.

VI.

The corporation shall have authority, acting by its board of directors, to issue not more than 1,000 shares of a common class stock having a par value of $1.00 per share.

VII.

The shareholders of the corporation may acquire unissued shares of the corporation only by unanimous vote of all shareholders.

VIII.

The address of the initial registered office of the corporation is 4509 CANTON ROAD, MARIETTA, GEORGIA 30066 and the initial registered agent of the corporation at such address is HY D. TANG.

IX.

The initial board of directors shall consist of ONE member, the name and address is as follows:

HY D. TANG

4509 CANTON ROAD

MARIETTA, GEORGIA 30066

The name and address of the incorporator is:

HY D. TANG

4509 CANTON ROAD

MARIETTA, GEORGIA 30066

The mailing address of the initial principal office of the corporation is:

4509 CANTON ROAD

MARIETTA, GEORGIA 30066

X.

The corporation and the Board of Directors shall have the power to do all things as provided in Chapter 14 of the Code of Georgia Annotated, commonly known as the Georgia Business Corporation Code.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation.